Exhibit 4.1

2013 AMENDED AND RESTATED STOCK OPTION PLAN

ARTICLE 1
PURPOSE OF PLAN GENERAL

1.1 The purpose of the Stock Option Plan (the “Plan”) of Coastal Contacts Inc. (the “Corporation”), a corporation incorporated under the Canada Business Corporations Act (the “CBCA”), is to advance the interests of the Corporation by encouraging the directors, employees and consultants of the Corporation and of its subsidiaries or affiliates, if any, by providing them with the opportunity, through options, to acquire common shares in the share capital of the Corporation (the “Shares”), thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

1.2 For the purposes of the Plan, the following terms will have the following meanings unless otherwise defined elsewhere in the Plan:

“Broker” means the licensed securities broker engaged by the Corporation in connection with Cashless Exercise;

“Cashless Exercise” means a procedure whereby the Corporation assists the Optionee (as defined herein) by facilitating either (i) the sale of Shares with respect to Options exercised by the Optionee, or (ii) if the Optionee has made a Sell to Cover Election, the sale of the requisite number of Shares with respect to the Options exercised by the Optionee, by the Broker who arranges the sale of such Shares, so that, after settlement of the sale of such Shares, the Optionee receives (i) the cash benefit net of exercise price, withholding tax (if any) and other applicable fees, or (ii) if the Optionee has made a Sell to Cover Election, the Shares remaining after the sale of the sufficient number of Shares to cover the exercise price, withholding tax (if any) and other applicable fees;

“Electronic Platform” means the electronic platform established and maintained by the Corporation to facilitate Cashless Exercise; and

“Sell to Cover Election” means a Cashless Exercise of Options by an Optionee who elects to sell the requisite number of Shares with respect to such Options exercised by the Optionee to cover the exercise price, withholding taxes (if any) and other applicable fees associated with the exercise of such Options and have the Shares remaining after the exercise of the Options (and not sold by the Broker) delivered to the Optionee.

ARTICLE 2
ADMINISTRATION OF PLAN

2.1 The Plan shall be administered by the board of directors of the Corporation or by a special committee of the directors appointed from time to time by the board of directors of the Corporation pursuant to rules of procedure fixed by the board of directors (such committee or, if no such committee is appointed, the board of directors of the Corporation is hereinafter referred to as the “Board”). A majority of the Board shall constitute a quorum and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously by consent in writing, shall be the acts of the directors.

2.2 Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to dam the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all Optionees (as defined herein) under the Plan and on their legal personal representatives and beneficiaries.

2.3 Each option to purchase Shares (an “Option”) granted hereunder may be evidenced by an agreement in writing, signed on behalf of the Corporation and by the Optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

ARTICLE 3
STOCK EXCHANGE RULES

3.1 All Options granted pursuant to the Plan shall be subject to the rules and policies of the Toronto Stock Exchange (the “Exchange”) and any stock exchange or exchanges on which the Shares are then listed and any other regulatory body having jurisdiction hereinafter.

ARTICLE 4
SHARES SUBJECT TO PLAN

4.1 Subject to adjustment as provided in Article 16 hereof, the Shares to be offered under the Plan shall consist of authorized but unissued common shares of the Corporation. The aggregate number of Shares issuable upon the exercise of all Options granted under the Plan shall not exceed 12.5% of the issued and outstanding common shares of the Corporation from time to time. If any Option granted hereunder shall expire or terminate for any reason in accordance with the terms of the Plan without being exercised, the unpurchased Shares subject thereto shall again be available for the purpose of the Plan.

ARTICLE 5
MAINTENANCE OF SUFFICIENT CAPITAL

5.1 The Corporation shall at all times during the term of the Plan keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Plan,

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1 Directors, employees and consultants of the Corporation or any of its subsidiaries and employees of a person or company which provides management services to the Corporation or any of its subsidiaries (“Management Company Employees”) shall be eligible for selection to participate in the Plan (collectively, the “Optionees” and individually, an “Optionee”). Subject to compliance with applicable requirements of the Exchange, Optionees may elect to hold Options granted to them in an incorporated entity wholly-owned by them and such entity shall be bound by the Plan in the same manner as if the Options were held by the Optionee.

6.2 Subject to the terms hereof, the Board shall determine to whom Options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such Options shall be granted and vested, and the number of Shares to be subject to each option.

6.3 The Corporation represents that, in the event that the Corporation wishes to grant Options under the Plan to directors, employees, consultants or Management Company Employees, it will only grant such Options to Optionees who are bona fide directors, employees, consultants or Management Company Employees, as the case may be.

6.4 An Optionee who has been granted an Option may, if such Optionee is otherwise eligible, and if permitted under the rules and policies of the Exchange, be granted an additional Option or Options if the Board shall so determine.

ARTICLE 7
EXERCISE PRICE

7.1

(a)                            The exercise price of the Shares shall be determined by the Board, subject to applicable Exchange approval, at the time any Option is granted. In no event shall such exercise price be lower than the market price (as such term is defined in section 601 of the TSX Company Manual) of the Shares at the time the Option is granted or any other exercise price permitted by the Exchange.

(b)                            Once the exercise price has been determined by the Board, accepted by the Exchange and the Option has been granted, the exercise price of an Option may be reduced upon receipt of Board approval, provided that in the case of Options held by insiders of the Corporation, the exercise price of an Option may be reduced only if disinterested shareholder approval is obtained.

7.2

Notwithstanding Section 10.1, hereof an Optionee may elect (i) Cashless Exercise if the Shares issuable upon exercise of the Options are to be sold by the Broker, or (ii) if the Optionee makes a Sell to Cover Election, if at least the requisite number of Shares that are necessary to cover the exercise price, withholding taxes (if any) and applicable fees are to be sold by the Broker.

(a)                                 To facilitate a Cashless Exercise that does not include a Sell to Cover Election:

(i)                                     after having received the appropriate documentation from an Optionee in connection with the Optionee’s intention to conduct a Cashless Exercise, the Corporation will permit the Optionee to access the Electronic Platform to select the Options to be exercised and to instruct the Broker to sell the Shares on behalf of the Optionee;

(ii)                                  the Broker will facilitate the sale of the Shares on behalf of the Optionee on the day the instruction is received and, through the Electronic Platform, the Corporation will arrange for the Shares to be issued as of the settlement date of the sale, which Shares will be delivered to the Broker against such sale;

(iii)                               following settlement of the sale: (i) the Corporation will receive the aggregate exercise price and sufficient funds to cover withholding taxes (if any) related to the Optionee’s exercise of Options; and (ii) the Optionee will receive the net benefit of the Optionee’s exercise of Options; and

(iv)                              if, upon the exercise of Options, only a portion of the Shares are sold by the end of the trading day on which the instruction is received, the Options representing that number of the Shares that were not sold will be credited to the Optionee through the Electronic Platform.

(b)                                 To facilitate a Cashless Exercise that includes a Sell to Cover Election:

(i)                                     after having received the appropriate documentation from an Optionee in connection with the Optionee’s intention to conduct a Cashless Exercise that includes a Sell to Cover Election, the Corporation will permit the Optionee to access the Electronic Platform to select the Options to be exercised and to instruct the Broker to sell the requisite number of Shares on behalf of the Optionee in the context of the Optionee having made a Sell to Cover Election;

(ii)                                  the Broker will facilitate the sale of the requisite number of Shares on behalf of the Optionee on the day the instruction is received and, through the Electronic Platform, the Corporation will arrange for the Shares to be issued as of the settlement date of the sale, with the applicable number of Shares being delivered to the Broker against such sale and the balance being delivered to the Optionee;

(iii)                               following settlement of the sale: (i) the Corporation will receive the aggregate exercise price and sufficient funds to cover withholding taxes (if any) related to the Optionee’s exercise of Options; and (ii) the Optionee will receive the Shares remaining after the exercise of the Options and the sale of the requisite number of Shares to cover the exercise price, withholding taxes (if any) and other applicable fees associated with the Cashless Exercise and the Sell to Cover Election; and

(iv)                              if, upon the exercise of the Options, only a portion of the Shares are sold by the end of the trading day on which the instruction is received, the Options representing that number of the Shares that were not sold will be credited to the Optionee through the Electronic Platform.

For the purpose of Section 7.2(a)(iii) above, the “net benefit” to an Optionee will be the difference between the Option exercise price and proceeds of sale, less any or all of the following, as applicable: sales commissions, interest, bank transfer fees, taxes or other withholdings required by law.

ARTICLE 8
NUMBER OF OPTIONED SHARES

(a)                                 No single Optionee may be granted Options to purchase a number of Shares equaling more than 5% of the issued common shares of the Corporation in any 12-month period unless the Corporation has obtained disinterested shareholder approval in respect of such grant and meets applicable Exchange requirements.

(b)                                 Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued common shares of the Corporation in any 12-month period to any one consultant of the Corporation (or any of its subsidiaries).

(c)                                  Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued common shares of the Corporation in any 12-month period to employees of the Corporation (or any of its subsidiaries) conducting investor relations activities. Options granted to persons performing investor relations activities will contain vesting provisions such that vesting occurs over at least 12-months with no more than 1/4 of the Options vesting in any three-month period.

(d)                                 The number of common shares issuable to insiders, at any time, under all security-based compensation arrangements of the Corporation, cannot exceed 10% of the issued and outstanding common shares of the Corporation.

The number of common shares issued to insiders, within any one year period, under all security-based compensation arrangements of the Corporation, cannot exceed 10% of the issued and outstanding common shares of the Corporation.

ARTICLE 9
DURATION OF OPTION

9.1 Each Option and all rights thereunder shall be expressed to expire on the date set out in the option agreement and shall be subject to earlier termination as provided in Articles 11 and 12, provided that in no circumstances shall the duration of an Option exceed the maximum term permitted by the Exchange.

ARTICLE 10
OPTION PERIOD, CONSIDERATION AND PAYMENT

10.1

(a)                                 The Option period shall be a period of time fixed by the Board not to exceed the maximum term permitted by the Exchange, provided that: (i) the Option period shall be reduced with respect to any Option as provided in Articles 11 and 12 covering cessation as a director, consultant, employee or Management Company Employee of the Corporation or any of its subsidiaries or death of the Optionee; and (ii) in the event any Option expires during, or within 48 hours following, a self-imposed blackout period on trading securities of the Corporation, such expiry day will become the tenth calendar day following the end of the blackout period.

(b)                                 Subject to any vesting restrictions imposed by the Exchange, the Board may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, or that no vesting restriction shall exist.

(c)                                  Subject to any vesting restrictions imposed by the Board, Options may be exercised in whole or in part at any time and from time to time during the Option period. To the extent required by the Exchange, no Options may be exercised under the Plan until the Plan has been approved by a resolution duly passed by the shareholders of the Corporation.

(d)                                 Except as set forth in Articles 11 and 12, no Option may be exercised unless the Optionee is at the time of such exercise a director, consultant, or employee of the Corporation or any of its subsidiaries or a Management Company Employee of the Corporation or any of its subsidiaries.

(e)                                  The exercise of any Option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, addressed to the secretary of the Corporation, specifying the number of Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the Option is exercised. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment. Neither the Optionee nor his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any common shares of the Corporation unless and until the certificates for the Shares issuable pursuant to Options under the Plan are issued to him or them under the terms of the Plan.

(f)                                   Notwithstanding any of the provisions contained in the Plan or in any option agreement, any and all obligations of the Corporation whatsoever to issue Shares to an Optionee pursuant to the exercise of an Option and/or the Plan shall at all times be subject to:

(i)                                     completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii)                                  the Corporation being satisfied that the issuance of such Shares shall not (whether with notice or the passage of time or both) breach, violate or be contrary to any of its constating documents, partnership agreements, applicable laws, regulations, stock exchange rules and policies and agreements to which it is a party;

(iii)                               the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

(iv)                              the receipt from the Optionee of such representations, agreements and undertaking, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

ARTICLE 11
CEASING TO BE A DIRECTOR, OFFICER, CONSULTANT OR EMPLOYEE

11.1 Subject to Section 11.2, if an Optionee ceases to be a director, employee, consultant or Management Company Employee of the Corporation or any of its subsidiaries as a result of having been dismissed from any such position for cause, all unexercised Option rights of that Optionee under the Plan shall immediately become terminated and shall lapse, notwithstanding the original term of the Option granted to such Optionee under the Plan.

11.2 If an Optionee ceases to be either a director, employee, consultant or Management Company Employee of the Corporation or any of its subsidiaries for any reason other than as a result of having been dismissed for cause as provided in Section 11.1 or as a result of the Optionee’s death, such Optionee shall have the right for a period of ninety (90) days (or until the normal expiry date of the Option rights of such Optionee if earlier) from the date of ceasing to be either a director, employee, consultant or Management Company Employee to exercise his Option under the Plan to the extent that the Optionee was entitled to exercise it on the date of ceasing to be a director, employee, consultant or Management Company Employee. Upon the expiration of such ninety (90) day period all unexercised Option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Optionee under the Plan.

11.3 If an Optionee engaged in providing investor relations activities to the Corporation ceases to be employed in providing such investor relations activities, such Optionee shall have the right for a period of thirty (30) days (or until the normal expiry date of the Option rights of such Optionee if earlier) from the date of ceasing to provide such investor relations activities to exercise his Option under the Plan to the extent that the Optionee was entitled to exercise it on the date of ceasing to provide such investor relations activities. Upon the expiration of such thirty (30) day period all unexercised Option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Optionee under the Plan.

11.4 Nothing contained in the Plan, nor in any Option granted pursuant to the Plan, shall as such confer upon any Optionee any right with respect to continuance as a director, consultant, employee or Management Company Employee of the Corporation or of any of its subsidiaries.

11.5 Options shall not be affected by any change of employment of any director, employee, consultant or Management Company Employee.

ARTICLE 12
DEATH OF OPTIONEE

12.1 In the event of the death of any Optionee, the legal representatives of the deceased Optionee shall have the right for a period of one year (or until the normal expiry date of the Option rights of such Optionee if earlier) from the date of death of the deceased Optionee to exercise the deceased Optionee’s Option under the Plan to the extent that it was exercisable on the date of death. Upon the expiration of such period all unexercised Option rights of the deceased Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the

Option granted to the deceased Optionee under the Plan.

ARTICLE 13
RIGHTS OF OPTIONEE

13.1 No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered.

ARTICLE 14
HOLD PERIOD

14.1 Any Shares issued upon the exercise of an Option shall be subject to a hold period, as required by the Exchange, and may not be traded for a period of four (4) months from the date of grant. Any Shares issued upon the exercise of an Option may also be subject to any hold periods that may be required by applicable securities legislation.

ARTICLE 15

PROCEEDS FROM SALE OF SHARES

15.1 The proceeds from the sale of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

ARTICLE 16
ADJUSTMENTS

16.1 If the outstanding common shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation through re-organization, merger, recapitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made by the Board in its discretion in the number or kind of Shares optioned and the exercise price per Share, as regards previously granted and unexercised Options or portions thereof, and as regards Options which may be granted subsequent to any such change in the Corporation’s capital.

Adjustments under this Article shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares shall be required to be issued under the Plan on any such adjustment.

16.2 Upon the liquidation or dissolution of the Corporation, the Plan shall terminate, and any Options theretofore granted hereunder shall terminate. In the event of a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding common shares of the Corporation to another corporation (a “Change of Control”) all Options granted which have not yet vested shall immediately vest without consideration as to time or any other vesting provision set forth in the Plan or stock option agreement governing such Options, provided that such vesting is not in violation of the then current policies of the Exchange, if applicable, and all Optionees then entitled to exercise Options then outstanding shall have the right at such time immediately prior to consummation of the Change of Control to exercise their Options to the full extent not theretofore exercised. Upon consummation of the Change of Control, the Plan shall terminate and any Options theretofore granted hereunder that remain unexercised upon termination shall also terminate.

ARTICLE 17
TRANSFERABILITY

17.1 All benefits, rights and Options accruing to any Optionee in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein or to the extent, if any, permitted by the Exchange. During the lifetime of an Optionee any benefits, rights and Options may only be exercised by the Optionee.

ARTICLE 18
AMENDMENT AND TERMINATION OF PLAN

18.1 Subject to applicable approval of the Exchange, the Board may, at any time, suspend or terminate the Plan. Subject to applicable approval of the Exchange, the Board may also at any time amend or revise the terms of the Plan; provided that no such amendment or revision shall alter the terms of any Options theretofore granted under the Plan, unless shareholder approval, or disinterested shareholder approval, as the case may be, is obtained for such amendment or revision.

18.2 Notwithstanding Article 18.1, no shareholder approval, or disinterested shareholder approved, as the case may be, is required for amendments or revisions of the following types:

(a)                                 amendments of a “housekeeping” nature;

(b)                                 a change to the vesting provisions of the Plan;

(c)                                  a change to the termination provisions of the Plan which does not entail an extension beyond the original expiry date; and

(d)                                 the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve;

notwithstanding that such amendment or revision shall alter the terms of any options theretofore granted under the Plan.

ARTICLE 19
NECESSARY APPROVALS

19.1 The ability of an Optionee to exercise Options and the obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from shareholders of the Corporation and any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Optionee for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Option exercise price paid to the Corporation will be returned to the Optionee.

ARTICLE 20
EFFECTIVE DATE OF PLAN

20.1 The Plan has been adopted by the Board subject to the approval of the Exchange and the shareholders of the Corporation, and, if so approved, subject to the discretion of the Board, the Plan shall become effective upon such approvals being obtained.

ARTICLE 21
INTERPRETATION

21.1 The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia.

21.2 Nothing in this Plan or in any Option shall confer upon any director, employee, consultant or Management Company Employee any right to continue in the employ of the Corporation or any of its subsidiaries or affect in any way the right of the Corporation or any of its subsidiaries to terminate his employment at any time; nor shall anything in this Plan or in any Option be deemed or construed to constitute an agreement, or an express of intent, on the part of the Corporation or any of its subsidiaries to extend the employment of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any of its subsidiaries or beyond the time at which Ire would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any of its subsidiaries.

21.3 Nothing in this Plan or any Option shall confer on any Optionee any right to continue providing ongoing services to the Corporation or affect in any way the right of the Corporation or any such entity to terminate his, her or its contract at any time; nor shall anything in this Plan or any Option be deemed or construed as an agreement, or an expression of intent, on the part of the Corporation or any such entity to extend the time for the performance of the ongoing services beyond the time specified in the contract with any such entity.

21.4 A References herein to any gender include all genders.

MADE by the board of directors of the Corporation as evidenced by the signature of the following officer duly authorized in that behalf effective the 4th day of March, 2013.

COASTAL CONTACTS INC.

By:	/s/ Nicholas S. Bozikis

Title:	Chief Financial Officer